Exhibit 99.1
Wellman, Inc.
Debtor-in-Possession
Analysis of Financial Statements for DIP Compliance
September 2008
An analysis of the September 2008 operating results of Wellman, Inc. and subsidiaries (also referred to as “Wellman”, “we”, “our” and “us”) are presented below. Wellman, Inc. and certain subsidiaries filed for bankruptcy protection under the provisions of Chapter 11 on February 22, 2008. References to pre-petition and post-petition amounts are with respect to the February 22, 2008 filing date. In addition, reference to full year 2008 operating results reflects pre-petition and post-petition results.
In September 2008, we signed a letter of intent to sell the assets of our Johnsonville facility. In addition, we announced that we will close our Palmetto facility and exit the fiber business.
Consolidated Statement of Operations
Gross profit decreased by $8.0 million in September (from a loss of $4.3 million in August to a loss of $12.3 million in September). This was primarily the result of additional losses in September related to the closure of our Fiber operations and the write down of inventory in our recycled segment based on values stated in the letter of intent to sell the business. SG&A costs decreased by $3.6 million due to the write down of accounts receivable in our recycled segment based on values stated in the letter of intent to sell the business. We recorded a restructuring charge of $7.4 million in September primarily for severance costs to close our Palmetto and Fort Mill facilities. As a result of the above items, we reported an operating loss of $25.5 million in September, compared to a $6.5 million operating loss in August. Interest expense was $1.0 million in September and $1.1 million in August. Interest expense was calculated only on the amount borrowed under our Debtor-in-Possession Credit Agreement (the “DIP Facility”). Reorganization costs, which consisted primarily of legal fees related to the Chapter 11 filing, were $1.7 million in September, compared to $2.2 million in August. As a result of the above, our net loss increased to $28.2 million in September, compared to $9.8 million for August 2008.
Consolidated Balance Sheet
Our current assets decreased by approximately $31.7 million from August, primarily as a result of lower inventories, which related to the closure of our fiber operations and the decrease in Johnsonville current assets which were held for sale. The balance sheet at September 30, 2008, reflected $108.6 million in borrowings under the DIP Facility. This is $6.1 million lower than the comparable amount in August.
Consolidated Statement of Cash Flows
Net cash flows from operations were $7.3 million in September, compared to $2.1 million provided by operations in August. The increase in cash flows from operating activities in September resulted primarily from a decrease in inventories. These cash flows resulted in debt repayments of $6.1 million in September. We paid $1.7 million and $2.2 million in September and August, respectively, for reorganization items.
EBITDA for PET Resins
Under the DIP Facility, as amended, we are required to maintain a minimum monthly PET resin EBITDA of $0 for the month of September 2008. The EBITDA for PET Resins for September 2008 was $0.3 million.

Wellman, Inc.
(Debtor-in-Possession)
Consolidated Statements of Operations
(In Millions)

	September	August
	2008	2008
Net Sales	$70.1	$77.3

Cost of Sales	82.4	81.6

Gross Profit (Loss)	(12.3)	(4.3)

Selling, General and Administrative Expenses	5.8	2.2

Other (Income) Loss	7.4	0.0

Operating Income (Loss)	(25.5)	(6.5)

Interest Expense, Net*	1.0	1.1

Earnings (Loss) from Continuing Operations
Before Reorganization Items and Income Taxes	(26.5)	(7.6)

Reorganization Items, Net	1.7	2.2

Earnings (Loss) from Continuing Operations
Before Income Taxes	(28.2)	(9.8)

Income Tax Expense (Benefit)	0.0	0.0

Earnings (Loss) from Continuing Operations	(28.2)	(9.8)

Earnings (Loss) from Discontinued Operations, Net of Tax	0.0	0.0

Net Earnings (Loss)	$(28.2)	$(9.8)

*	- Interest expense subsequent to Feb 22, 2008 only reflects interest on the DIP financing. Interest on the compromised debt, per the debt agreements, was $3.2 for September and $3.3 for August. These amounts are not included in the financial statements.

Wellman, Inc.
(Debtor-in-Possession)
Consolidated Statements of Operations
(In Millions)

	For the Month Ended		For the Year-to-Date
	September		Period Ended September
	2008	2007	2008	2007
Net Sales	$70.1	$101.5	$754.7	$889.9

Cost of Sales	82.4	100.9	765.0	878.5

Gross Profit (Loss)	(12.3)	0.6	(10.3)	11.4

Selling, General and Administrative Expenses	5.8	3.7	27.2	33.0

Other (Income) Loss	7.4	(0.4)	7.2	(9.7)

Operating Income (Loss)	(25.5)	(2.7)	(44.7)	(11.9)

Interest Expense, Net*	1.0	5.3	17.4	46.3

Earnings (Loss) from Continuing Operations
Before Reorganization Items and Income Taxes	(26.5)	(8.0)	(62.1)	(58.2)

Reorganization Items, Net	1.7	0.0	22.0	0.0

Earnings (Loss) from Continuing Operations
Before Income Taxes	(28.2)	(8.0)	(84.1)	(58.2)

Income Tax Expense (Benefit)	0.0	(3.5)	0.0	(3.6)

Earnings (Loss) from Continuing Operations	(28.2)	(4.5)	(84.1)	(54.6)

Earnings (Loss) from Discontinued Operations, Net of Tax	0.0	2.5	0.0	0.9

Net Earnings (Loss)	$(28.2)	$(2.0)	$(84.1)	$(53.7)

*	- Interest expense subsequent to Feb 22, 2008 only reflects interest on the DIP financing. Interest on the compromised debt, per the debt agreements, was $3.2 for the month of September and $24.3 year-to-date after Feb 22, 2008. These amounts are not included in the financial statements.

Wellman, Inc.
(Debtor-in-Possession)
Condensed Consolidated Balance Sheet
(In millions)

	September 30,	August 31,
	2008	2008
Assets
Current assets:
Cash and cash equivalents	$2.1	$1.1
Accounts receivable	115.3	119.2
Inventories	45.3	72.5
Prepaid expenses and other current assets	27.1	29.0
Current assets held for sale	—	—

Total current assets	189.8	221.8

Property, plant and equipment:
Land, buildings and improvements	90.4	90.4
Machinery and equipment	339.4	340.1
CIP	4.2	4.6

	434.0	435.1
Less accumulated depreciation	199.4	199.7

Net property, plant and equipment	234.6	235.4

Other assets	11.7	11.6
Noncurrent assets held for sale	—	—

Total Assets	$436.1	$468.8

Liabilities and Stockholders’ Deficit

Liabilities Not Subject to Compromise
Current Liabilities:
Accounts payable — trade	$1.7	$2.6
Accrued liabilities	24.5	22.1
Debtor in possession credit agreement	108.6	114.7
Other debt	—	—
Current liabilities associated with assets held for sale	—	—

Total current liabilities	134.8	139.4

Liabilities subject to compromise	532.0	531.9

Long-term debt	—	—
Deferred income taxes and other noncurrent liabilities	37.7	37.7
Noncurrent liabilities associated with assets held for sale	—	—

Total Liabilities	704.5	709.0

Stockholders’ Deficit:
Common stock	—	—
Preferred stock	185.8	185.7
Paid-in capital	248.5	248.5
Common stock warrants	4.9	4.9
Accumulated other comprehensive loss	—	—
Accumulated deficit	(658.1)	(629.8)
Less common stock in treasury	(49.5)	(49.5)

Total Stockholders Deficit	(268.4)	(240.2)

	$436.1	$468.8

Wellman, Inc.
(Debtor-in-Possession)
Condensed Consolidated Balance Sheet
(In millions)

	September 30,	September 30,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$2.1	$2.3
Accounts receivable	115.3	150.3
Inventories	45.3	94.0
Prepaid expenses and other current assets	27.1	34.3
Current assets held for sale	—	—

Total current assets	189.8	280.9

Property, plant and equipment:
Land, buildings and improvements	90.4	90.3
Machinery and equipment	339.4	956.4
CIP	4.2	8.1

	434.0	1,054.8
Less accumulated depreciation	199.4	521.8

Net property, plant and equipment	234.6	533.0

Other assets	11.7	21.1
Noncurrent assets held for sale	—	—

Total Assets	$436.1	$835.0

Liabilities and Stockholders’ Deficit

Liabilities Not Subject to Compromise
Current Liabilities:
Accounts payable — trade	$1.7	$61.0
Accrued liabilities	24.5	21.9
Debtor in possession credit agreement	108.6	—
Other debt	—	—
Current liabilities associated with assets held for sale	—	—

Total current liabilities	134.8	82.9

Liabilities subject to compromise	532.0	—

Long-term debt	—	578.3
Deferred income taxes and other noncurrent liabilities	37.7	51.4
Noncurrent liabilities associated with assets held for sale	—	—

Total Liabilities	704.5	712.6

Stockholders’ Deficit:
Common stock	—	—
Preferred stock	185.8	179.4
Paid-in capital	248.5	248.2
Common stock warrants	4.9	4.9
Accumulated other comprehensive loss	—	(0.6)
Accumulated deficit	(658.1)	(260.0)
Less common stock in treasury	(49.5)	(49.5)

Total Stockholders Deficit	(268.4)	122.4

	$436.1	$835.0

Wellman, Inc.
(Debtor-in-Possession)
Simplified Statement of Cash Flows
(in millions)

	September	August
	2008	2008
Cash flow from operating activities:
Net earnings (loss)	$(28.2)	$(9.8)
Adjustments to reconcile net earnings (loss) to net cash used in operating activities:
Loss from discontinued operations, net of tax	0.0	0.0
Depreciation	0.9	1.1
Amortization	1.4	1.3
Amortization in interest expense	0.6	0.6
Deferred taxes on income	0.0	0.0
Reorganization Items	1.7	2.2
Payment of reorganization items	(2.8)	(3.5)
Gain on sale of assets	0.0	0.0
Changes in assets and liabilities:
Accounts receivable	3.9	10.9
Inventories	27.2	1.3
Prepaid expenses and other current assets	1.4	(3.4)
Other assets	0.0	(0.0)
Accounts payable and accrued liabilities	1.2	1.5
Other liabilities	0.0	0.0
Other	0.0	(0.1)

Net cash provided (used) by operating activities	7.3	2.1

Cash flows from investing activities:
Additions to property, plant and equipment (net)	(0.2)	(0.2)
Proceeds from sale of assets	0.0	0.0

Net cash used by investing activities	(0.2)	(0.2)

Cash flows from financing activities:
Borrowings (Repayments) of long-term debt	(6.1)	(2.2)
Dividends paid on common stock	0.0	0.0
Debt and equity issuance costs	0.0	0.0

Net cash provided (used) by financing activities	(6.1)	(2.2)

Discontinued Operations:
Operating activities	0.0	0.0
Investing activities	0.0	0.0
Financing activities	0.0	0.0

Net cash provided (used) by discontinued operations	0.0	0.0

Increase (decrease) in cash and cash equivalents	1.0	(0.3)
Cash and cash equivalents at beginning of period	1.1	1.4

Cash and cash equivalents at end of period	$2.1	$1.1

Wellman, Inc.
(Debtor-in-Possession)
Simplified Statement of Cash Flows
(in millions)

	For the Month		For the YTD Period
	Ended September		Ended September
	2008	2007	2008	2007
Cash flow from operating activities:
Net earnings (loss)	$(28.2)	$(2.0)	$(84.1)	$(53.7)
Adjustments to reconcile net earnings (loss) to net cash used in operating activities:
Loss from discontinued operations, net of tax	0.0	(2.5)	0.0	(1.0)
Depreciation	0.9	3.2	9.9	32.3
Amortization	1.4	1.5	12.4	12.8
Amortization in interest expense	0.6	0.4	3.5	3.2
Deferred taxes on income	0.0	(4.2)	0.1	(3.2)
Johnsonville fibers disposal costs	0.0	0.0	0.0	(1.7)
Payments made against Jville fiber disposal costs	0.0	0.0	0.0	(2.4)
Reorganization Items	1.7	0.0	22.0	0.0
Payment of reorganization items	(2.8)	0.0	(18.2)	0.0
Gain on sale of assets	0.0	0.0	(0.2)	0.0
Changes in assets and liabilities:
Accounts receivable	3.9	4.4	13.7	12.8
Inventories	27.2	13.1	51.7	21.9
Prepaid expenses and other current assets	1.4	(1.4)	(9.6)	(1.1)
Other assets	0.0	(0.1)	(1.2)	0.3
Accounts payable and accrued liabilities	1.2	6.4	7.6	(26.3)
Other liabilities	0.0	(2.3)	(1.4)	(5.5)
Other	0.0	(2.3)	(0.4)	(1.3)

Net cash provided (used) by operating activities	7.3	14.2	5.8	(12.9)

Cash flows from investing activities:
Additions to property, plant and equipment (net)	(0.2)	(1.0)	(2.8)	(8.4)
Proceeds from sale of assets	0.0	0.0	0.3	0.0

Net cash used by investing activities	(0.2)	(1.0)	(2.5)	(8.4)

Cash flows from financing activities:
Borrowings (Repayments) of long-term debt	(6.1)	(14.0)	3.5	1.9
Dividends paid on common stock	0.0	(0.7)	0.0	(1.9)
Debt and equity issuance costs	0.0	0.0	(4.7)	0.0

Net cash provided (used) by financing activities	(6.1)	(14.7)	(1.2)	0.0

Discontinued Operations:
Operating activities	0.0	3.8	0.0	(8.1)
Investing activities	0.0	0.0	0.0	33.4
Financing activities	0.0	0.0	0.0	(1.7)

Net cash provided (used) by discontinued operations	0.0	3.8	0.0	23.6

Increase (decrease) in cash and cash equivalents	1.0	2.3	2.1	2.3
Cash and cash equivalents at beginning of period	1.1	0.0	0.0	0.0

Cash and cash equivalents at end of period	$2.1	$2.3	$2.1	$2.3

Wellman, Inc.
EBITDAR, as defined
     We have provided a non-GAAP measure, “PET Resin EBITDA,” as defined, because our DIP Facility, as amended on September 15, 2008, uses this measurement as a key component. In accordance with our DIP Credit Facility, we must maintain a minimum monthly PET Resin EBITDA, as defined, and set forth in the agreement. We believe it is also an important measurement tool for (1) financial institutions that provide us with capital; (2) investors; and (3) our Board and management. In each instance, we use PET Resin EBITDA, as defined because it excluded items that are not expected to impact the long-term cash flow of the business and are not an indication of our ongoing performance. Our Board of Directors, CEO (our chief operating decision maker), and our senior management use PET Resin EBITDA, as defined, to evaluate the operating performance of the business and determine incentive compensation for employees throughout the organization. PET Resin EBITDA, as defined, under our DIP Credit Facility is calculated by adding consolidated PET Resin operating income (expense), income tax expense (benefit) related to PET Resin income (expense), consolidated interest expense, consolidated non-cash charges, non- recurring fees, cash charges and other cash expenses made or incurred in connection with entering into the DIP Facility, cash charges for professional fees relating to the bankruptcy, cash liquidation costs, and any impact from FIFO accounting.
     The following table reconciles Net earnings (loss) to PET Resin EBITDA, as defined for September 2008:

September
2008
Net Earnings (Loss)	$(28.2)
Net Earnings (Loss) from Discontinued Operations	—
Loss from Continuing Operations	$(28.2)

Income Tax Expense (Benefit)	—
Interest Expense, Net	1.0
Depreciation & Amortization — PET Resin only	1.9

Permitted Adjustments:
Reorganization Items	1.7
Restructuring Charges	8.0
Palmetto Fiber Costs	2.6
Johnsonville Recycling Costs	10.3
Inventory Reserves	2.1
FIFO Impact	0.9
Uncollectible Accounts	—
Environmental Reserve	—

Total permitted adjustments	25.6

PET Resins EBITDA, as defined	$0.3

     Despite the importance of PET Resins EBITDA, as defined, we recognize that this non-GAAP financial measure does not replace the presentation of our GAAP financial results and are not intended to represent cash flows or an alternative to net earnings (loss). The PET Resins EBITDA, as defined information we provide is simply supplemental information and an additional measurement tool to assist our management and certain investors in analyzing our performance.

In re Wellman, Inc., et al.
Case No. 08-10595 (SMB)
Reporting Period: September 1 — September 30, 2008
Cash Disbursements by Petitioning Entity

September 1 - September 30,
Petitioning Entities	Case Number:	2008
Wellman, Inc.	081-08-10595	$67,266,266
Fiber Industries, Inc.	081-08-10607	—
Wellman of Mississippi, Inc.	081-08-10605	—
PTA Resources LLC	081-08-10596	—
Prince, Inc.	081-08-10604	34
ALG, Inc.	081-08-10599	34
Wellman Fibres Ltd.	081-08-10598	—
MRF, Inc.	081-08-10600	—
Warehouse Associates Inc.	081-08-10601	—
MED Resins, Inc.	081-08-10602	—
Carpet Recycling of Georgia Inc.	081-08-10603	—
Josdav, Inc.	081-08-10606	—

$67,266,334